Exhibit 10.33

Execution Version

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, restated, amended and restated, modified and/or restated from time to time, this “Agreement”) is entered into as at 25 September 2024, by and among SCANTECH AI SYSTEMS INC., a Delaware corporation (the “Borrower”), SCANTECH IDENTIFICATION BEAM SYSTEMS LLC, a Delaware limited liability company as a Subsidiary Guarantor (the “Subsidiary Guarantor”), SEAPORT GROUP SIBS LLC, a Delaware limited liability company, as Collateral Agent (“Agent”) for the several lenders from time to time party to this Agreement (collectively, the “Lenders”), and such Lenders, and provides the terms on which Agent and the Lenders shall lend to Borrower and Borrower shall repay Agent and the Lenders. This Agreement shall be binding upon the parties hereto as at the date hereof and shall be made effective on the Effective Date (as defined in Section 2.2(a) below). The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS

1.1. GAAP Terms. Accounting terms not defined in this Agreement shall be construed in accordance with GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14 of this Agreement. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2. LOANS AND TERMS OF PAYMENT

2.1. Promise to Pay. Borrower hereby unconditionally promises to pay to Agent, for the ratable benefit of each Lender, the outstanding principal amount of all Credit Extensions advanced to or deemed advanced to Borrower by such Lender and accrued and unpaid interest thereon, together with any fees as and when due in accordance with this Agreement.

2.2. Term Loan Advance.

(a) Availability and Deemed Funding. Subject to the terms and conditions of this Agreement, on the date on which the Closing as defined in the Business Combination Agreement occurs and is made effective and all of the conditions set forth in Section 3 hereof are satisfied (the “Effective Date”), or as soon thereafter as all conditions precedent to the making thereof have been met, the Lenders, severally and not jointly, shall be deemed to have made (i) a loan to Borrower (the “Term A Loan”) on the Effective Date in such Lender’s applicable Pro Rata Share of the Term A Loan Commitment and (ii) a loan to Borrower (the “Term B Loan”) on the Effective Date in such Lender’s applicable Pro Rata Share of the Term B Loan Commitment according to each Lender’s Term Loan Commitment as set forth on Schedule 1.1 hereto (collectively the “Term Loan Advance”). The Term Loan Advance shall be deemed funded in amounts equal to the New Loans as set forth in the Exchange Agreement on the Effective Date (the “Deemed Funding”). After repayment, the Term Loan Advance (or any portion thereof) may not be reborrowed.

(b) Interest Payments. Commencing on the first Payment Date of the month following the month in which the Funding Date of the Term Loan Advance occurs and continuing on the respective Payment Date of each month thereafter for each, Borrower shall make monthly payments of interest to Agent, for the account of the Lenders, in arrears, on the principal amount of the Term Loan Advance, at the rate set forth in Section 2.3(a).

(c) Repayment of Term A Loan Principal. Borrower shall repay the aggregate outstanding Term Loan Advance attributable to the Term A Loan to Agent, for the account of the Lenders, on or before the date which is thirty-six (36) months from the date of the initial Term Loan Advance (the “Term A Loan Maturity Date”). All outstanding principal and accrued and unpaid interest with respect to Term Loan A, the Term A Loan Final Payment, and all other outstanding Obligations relating to Term Loan A, are due and payable in full on the Term A Loan Maturity Date.

(d) Repayment of Term B Loan Principal. Borrower shall repay the aggregate outstanding Term Loan Advance attributable to the Term B Loan to Agent, for the account of the Lenders, on or before the date which is sixty (60) months from the date of the initial Term Loan Advance (the “Term B Loan Maturity Date”). All outstanding principal and accrued and unpaid interest with respect to Term Loan B, the Term B Loan Final Payment, and all other outstanding Obligations relating to Term Loan B, are due and payable in full on the Term B Loan Maturity Date.

(e) Permitted Prepayment. Borrower shall have the right, but not the obligation, to prepay all, or any part of, the Term Loan Advance advanced by the Lenders under this Agreement at any time prior to the Term B Loan Maturity Date, without premium, penalty, or any prepayment fee. Such prepayment shall not incur any additional fees, charges, or costs to Borrower; provided, however, that the Term A Loan shall be paid in full, including, without limitation, Agent’s receipt and recording of the Term A Loan Final Payment, prior to application of any prepayment proceeds to any part of the ratable Term Loan Advance with respect to the Term B Loan. For the avoidance of doubt, the Term A Loan Final Payment and Term B Loan Final Payment, as applicable, shall still be due and payable upon any prepayment of the Term B Loan and/or the Term B Loan, respectively.

(f) Mandatory Prepayment Upon an Acceleration. If the Term Loan Advance is accelerated by Agent, following the occurrence and during the continuance of an uncured Event of Default, Borrower shall immediately pay to Agent, for the account of the Lenders in accordance with its respective Pro Rata Share, an amount equal to the sum of (i) all outstanding principal plus accrued and unpaid interest with respect to the Term Loan Advance, (ii) the Final Payments, and (iii) all other sums, if any, that shall have become due and payable, including Lenders’ Expenses and interest at the Default Rate with respect to any past due amounts. Any such proceeds, as and when received by the Agent, shall be applied in accordance with Section 2.2(h)(ii) below.

(g) Additional Term B Loan Advances.

(i)	Right but not Obligation to Fund. Notwithstanding anything to the contrary in this Agreement, the Lenders shall have the right, but not the obligation, to fund additional Term Loan Advances under the terms of the New Credit Agreement, subject to the conditions set forth herein, which Term Loan Advances shall be accrued to the balance of the Term B Loan.

(ii)	Request for Additional Advance. The Borrower may request additional Term Loan Advances by delivering written notice to the Agent at least five (5) Business Days prior to the proposed funding date. Such notice shall specify the proposed amount and use of proceeds of such proposed additional Term Loan Advance.

(iii)	Lender Participation. Each Lender shall have the right, but not the obligation, to participate in any additional Term Loan Advance pro rata based on their respective Commitment Percentages. Lenders shall notify the Agent of their intent to participate within three (3) Business Days of receiving the Borrower’s notice.

(iv)	Terms of Additional Advance. Any approved additional Term Loan Advance shall be made on the same terms and conditions as set forth in this Agreement applicable to Term B Loan Advances, including interest rate, maturity date, repayment terms, subordination to the Term A Loan, and security, and shall be made subject to Borrower’s delivery of an updated Perfection Certificate upon the written request of any Lender participating in such advance. No amendment to this Agreement or any other Loan Document shall be required for any additional Term Loan Advance.

(v)	Conditions Precedent. Any additional Term Loan Advance shall be subject to the satisfaction of the same conditions precedent as specified herein for the initial Term Loan Advance..

(vi)	Maximum Indebtedness at Closing. The aggregate principal amount of all Term Loan Advances, including any additional advances made pursuant to this clause, plus all other Permitted Indebtedness, shall not exceed Twenty Million Dollars ($20,000,000) on the Closing Date without the prior written consent of all of the parties hereto.

(vii)	Priority and Security. Any additional Term Loan Advances shall be secured by the Collateral and shall have the same priority as the original Term Loan Advances, sharing pari passu in the Collateral and in right of payment, except as otherwise set forth herein and/or otherwise agreed in writing by the parties.

(viii)	Use of Proceeds. The proceeds of any additional Term Loan Advance shall be used solely for general corporate use and/or financing of orders for Borrower’s products, unless otherwise agreed in writing by all Lenders participating in such advance.

(ix)	Information Rights. The Borrower and the Agent shall promptly provide all Lenders with notice of the funding of any additional Term Loan Advance, including the amount funded and the participating Lenders.

(x)	No Obligation. No Lender shall be obligated to participate in any additional Term Loan Advance, and a Lender’s decision not to participate shall not affect its rights or obligations with respect to existing Term Loan Advances.

(xi)	Increase in Term B Loan Commitment. Any approved Term Loan Advances in excess of the initial Term B Loan Commitment shall be deemed to automatically increase the Term B Loan Commitment by the amount of such excess. The Term B Loan Commitment shall be deemed amended accordingly as of the date of each such Term Loan Advance, without the need for any further action, documentation, or modification of this Agreement. The Agent shall maintain a record of the current Term B Loan Commitment by periodically updating Schedule 1.1 hereto and shall provide such information to any Lender upon request.

(xii)	Amendments. Any amendment to this Section 2.2(g) shall require the consent of all Lenders.

(h)	Repayment Priority.

(i)	Regular Payments. All regularly scheduled payments of interest made by the Borrower (subject to Section 2.3(d) below) shall be applied ratably between the Term A Loan and the Term B Loan based upon their respective Pro Rata Shares of the outstanding balance of the Term Loans at the time of such payment.

(ii)	Application of Other Payments or Prepayments. Notwithstanding anything to the contrary in this Agreement, all payments or prepayments, whether voluntary or mandatory, including, without limitation, proceeds from asset sales, insurance proceeds, equity issuances, or debt incurrences, shall be applied as follows: (A) First, to pay any reasonable and actual unpaid fees, expenses, and indemnities due to the Agent under this Agreement or the Credit Agreement; (B) Second, to pay accrued and unpaid interest to the Term A Loans, pro rata among the Lenders participating in the Term A Loan based on their respective shares of the outstanding Term A Loan balance; (C) Third, to pay principal amounts to the Term A Loans, pro rata among the Lenders participating in the Term A Loan based on their respective shares of the outstanding Term A Loan balance; (D) Fourth, to pay accrued and unpaid interest to the Term B Loans, pro rata among the Lenders participating in the Term B Loan based on their respective shares of the outstanding Term B Loan balance; (E) Fifth, to pay principal amounts to the Term B Loans, pro rata among the Lenders participating in the Term B Loan based on their respective shares of the outstanding Term B Loan balance; (F) Sixth, any remaining amounts shall be applied to any other outstanding Obligations in accordance with the Credit Agreement and otherwise any funds received by the Agent pursuant to the exercise of remedies or otherwise in excess of the amount to which any Lender is entitled pursuant to the foregoing payment waterfall, after being applied in accordance therewith, shall be remitted to the Borrower or to such other party(s) as otherwise may be required by law.

2.3	Payment of Interest on the Credit Extensions.

(a) Interest Rate. Subject to Sections 2.3(b) and 2.3(d), the principal amount outstanding under the Term Loan Advance shall accrue interest at a fixed per annum rate equal to nine percentage points (9.00%), which interest, in each case, shall be payable monthly in accordance with Sections 2.3(c) and 2.3(d) below.

(b) Default Rate. At the option of the Lenders participating in the Term A Loan as to the Term A Loan and at the option of the Lenders participating in the Term B Loan as to the Term B Loan, upon the occurrence and during the continuance of an uncured Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points (5.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Lenders’ Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations (but no higher than the Default Rate). Payment or acceptance of the increased interest rate provided in this Section 2.2(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender. In no event shall interest payable hereunder exceed the maximum rate permitted under Applicable Law. If any provision of this Agreement contravenes such laws, (i) any payments made in excess of the lawful rate shall be applied toward the reduction of the principal amount of the Loans and (ii) such provisions shall be automatically reformed to comply with the maximum permissible rate under Applicable Law.

(c) Payment; Interest Computation. Interest is payable monthly on the Payment Date and shall be computed on the basis of a three-hundred-sixty (360) day year for the actual number of days elapsed. In computing interest, (i) all payments received after 12:00 p.m. Eastern Time on any day shall be deemed received at the opening of business on the next Business Day, and (ii) the date of the making of any additional Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(d) Grace Period and Borrower’s Right to Accrual of PIK Interest. From the Effective Date to the Term A Loan Maturity Date as to all Obligations in connection with the Term A Loan and from the Effective Date to the Term B Loan Maturity Date as to all Obligations in connection with the Term B Loan (collectively, the “Grace Period”), all interest on the Term A Loan and the Term B Loan shall, at Borrower’s election, accrue as Payment-In-Kind Interest (“PIK Interest”). Borrower hereby elects to accrue PIK Interest as of the Effective Date and on each Payment Date thereafter. Such PIK Interest shall be calculated on the last day of each month and, on such date, shall be capitalized and added to the principal balance of the applicable Term Loan. The amount of PIK Interest accrued shall be calculated by multiplying the outstanding principal amount of the applicable Term Loan (including all previously capitalized PIK Interest) by the applicable interest rate and dividing the product by twelve. Interest shall thereafter accrue on the increased principal amount. Agent shall maintain records of all PIK Interest accrued and capitalized, which records shall be conclusive absent manifest error. Borrower may elect to make cash payments of interest or principal at any time by providing written notice to Agent and to each Lender concurrently of its intent to do so at least five (5) Business Days prior to the applicable Payment Date.

(e) Application of Repayment Proceeds. Notwithstanding anything to the contrary in this Agreement, all repayment proceeds, whether voluntary or mandatory and including, without limitation, any and all payments of cash received from Borrower or in connection with liquidation of the Collateral, shall be applied as set forth in Section 2.2(h)(ii) above.

2.4	Payments; Pro Rata Treatment; Application of Payments; Debit of Accounts.

(a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to Agent for the account of Lenders, in immediately available funds in United States Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern Time on the date when due. Agent shall distribute such payments to Lenders in like funds as set forth in Section 2.2(h)(ii). With the exception of the Final Payments, which must be received before 5:00 p.m. Eastern Time, payments of principal and/or interest received after 12:00 p.m. Eastern Time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Each borrowing by Borrower from Lenders hereunder shall be made according to the respective Term Loan Commitment Percentages of the relevant Lenders.

(c) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal or interest on the Term Loan Advance shall be applied according to each Lender’s Pro Rata Share of the outstanding principal amount of the Term Loan Advance, subject to the priority of repayment set forth in Section 2.2(h). The amount of each principal prepayment of the Term Loan Advance shall be applied first to reduce the then-remaining installments of the Term A Loan based upon each Pro Rata Share of Term Loan A, and only after the Term A Loan has been repaid in full, to reduce the then-remaining installments of the Term B Loan based upon each Pro Rata Share of the Term B Loan.

(d) Subject to Section 9.4 of this Agreement, Agent has the right to determine in its good faith business judgment (with consideration of Borrower’s requests) the order and manner in which all payments with respect to the Obligations may be applied; provided, however, that the repayment priority of the Term A Loan over the Term B Loan and that such payments are applied in accordance with Section 2.2(h)(ii) above. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Agent or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

(e) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective Pro Rata Share of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.

2.5 Settlement Procedures. If Agent receives any payment for the account of Lenders on or prior to 12:00 p.m. (Eastern Time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 12:00 p.m. (Eastern Time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day.

2.6 Withholding by Borrower. Payments received by Agent from Borrower under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees, or other charges imposed by any Governmental Authority (including, without limitation, any interest, additions to tax, or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation, or international agreement requires Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Agent, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Agent receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Borrower will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that Borrower has made such withholding payment; provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower. The agreements and obligations of Borrower contained in this Section 2.6 shall survive the termination of this Agreement.

3. CONDITIONS OF LOANS

3.1. Conditions Precedent to Initial Credit Extension. Each Lender’s obligation to make the initial Credit Extension hereunder is subject to the condition precedent that Agent shall have received, in form and substance satisfactory to Agent and the Lenders, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, including, without limitation:

(a)	duly executed signatures to the Exchange Agreement and the Lender Intercreditor Agreement;

(b)	duly executed signatures to the Loan Documents;

(c)	duly executed signatures to the completed Borrowing Resolutions for Borrower;

(d) certified copies, dated as of a recent date, of Lien searches (including, without limitation, UCC searches), as Agent may request in writing to Borrower, accompanied by written evidence (including any UCC termination statements and other Lien releases) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the initial Credit Extension hereunder, will be terminated or released;

(e) the Perfection Certificate of Borrower, together with the duly executed signatures thereto, as approved in writing by each Lender;

(f) a legal opinion (authority and enforceability) of Borrower’s counsel dated as of the Effective Date, together with the duly executed signature thereto, subject to waiver in writing by Agent;

(g) payment of the fees and Lenders’ Expenses then due;

(h) Satisfaction of all conditions precedent to the Closing as set forth in the Business Combination Agreement, as may be amended from time to time;

(i) Closing and consummation of the Company Merger and substantially all other transactions contemplated under the Business Combination Agreement;

(j) Closing and consummation of the Loan Exchange and the Warrant Exchange (each as defined in the Exchange Agreement) including, without limitation, the issuance of the Distributed Shares (as defined in the Exchange Agreement) to the Term A Lenders in the manner described in the Exchange Agreement and the issuance of the additional shares described in Section 1.7 of the Exchange Agreement to Steele Nominee (as defined in the Exchange Agreement);

(k) the Term B Lender shall have exercised its rights in connection with the Equity Purchase Option under the Existing Credit Agreement (as defined in the Exchange Agreement).

3.2 Conditions Precedent to Each Additional Credit Extension. Following disbursement (or Deemed Funding) and settlement of the initial Credit Extension, each Lender shall have the right, but not the obligation, to make one or more additional Credit Extension(s) from time to time and in its sole and absolute discretion for accrual under the Term B Loan subject to the terms of the Term B Loan as set forth in Section 2.2(g) and to the following conditions precedent:

(a) Timely receipt and approval in writing by each participating Lender in its sole and absolute discretion of (i) an executed Disbursement Letter countersigned by each participating Lender and (ii) an executed Payment/Advance Form from and duly executed by Borrower and Subsidiary Guarantor;

(b) The representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Disbursement Letter (and the Payment/Advance Form) and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further, that those representations and warranties expressly referring to a specific date shall be true, accurate, and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

(c) Agent determines to its satisfaction that there has not been any material impairment in the general affairs, management, results of operation, financial condition, or the prospect of repayment of the Obligations, nor any material adverse deviation by Borrower from the most recent business plan of Borrower presented to, and accepted by, Agent and the participating Lender(s); and

(d) No Credit Extension shall exceed the maximum amounts prescribed in connection with each of the Term A Loan Commitment and Term B Loan Commitment, as applicable, except as provided for in Section 2.2(g) above as to automatic amendment and expansion of the Term B Loan Commitment in the amount of each approved additional Credit Extension.

3.3 Covenant to Deliver. Except as set forth in Section 6.13, Borrower agrees to deliver to Agent and each Lender each item required to be delivered to Agent and each Lender under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent and each Lender of any such item shall not constitute a waiver by Agent or Lenders of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in each Lender’s sole discretion.

3.4	Procedures for Borrowing.

(a) Term Loan Advance. Other than the initial Credit Extension and subject to the prior satisfaction of all other applicable conditions to the making of a Credit Extension set forth in this Agreement, to obtain a Credit Extension, Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern Time at least three (3) Business Days before the proposed Funding Date of such Credit Extension. Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Disbursement Letter (and Payment/Advance Form) executed by an Authorized Signer. Agent may rely on any telephone notice given by a person whom Agent believes is an Authorized Signer. On the Funding Date, Agent shall credit the Credit Extensions to the Designated Deposit Account. Agent may make Credit Extensions under this Agreement based on instructions from an Authorized Signer or without instructions if the Credit Extensions are necessary to meet Obligations which have become due.

(b) Allocation of Credit Extensions. Any and all approved Credit Extensions not made in connection with the Deemed Funding and the Obligations in connection therewith shall be made under and accrue to the outstanding balance of the Term B Loan.

(c) Funding. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension; provided, however, that Agent shall have received a Disbursement Letter countersigned by each participating Lender. Unless Agent shall have been notified in writing by any Lender prior to the date of any Credit Extension, that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount; provided, however, that the Lenders participating in the Term A Loan hereby elect and give notice to Agent that such Lenders will not participate in any Credit Extension other than the Deemed Funding (as defined in the Exchange Agreement) until further notice to the Agent in writing. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such Credit Extension is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan Advance, on demand, from Borrower.

4. CREATION & GRANT OF SECURITY INTEREST

4.1. Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. For clarity, any reference to “Agent’s Lien” or any granting of collateral to Agent in this Agreement or any Loan Document means the Lien granted to Agent for the ratable benefit of the Lenders. If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as the Lenders’ obligation to make Credit Extensions has terminated, Agent shall, at the sole cost and expense of Borrower, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.2. Priority of Security Interest. Borrower represents, warrants, and covenants that the security interests granted herein are and shall at all times continue to be a first priority perfected security interests in the Collateral (subject only to Permitted Liens). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.

4.3. Authorization to File Financing Statements. Borrower hereby authorizes Agent, on behalf of the Lenders, to file financing statements and other similar forms, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Agent’s and Lenders ‘interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Agent under the Code. Such financing statements and other similar forms may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.

4.4. Collateral Subject to United States Federal Restrictions on Transfer.

(a) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, the parties acknowledge and agree that certain Collateral may be subject to restrictions on transfer, disclosure, or access under United States federal laws and regulations, including, without limitation, those governing Sensitive Security Information (SSI), Sensitive Compartmented Classified Information (SSCI), and other information or assets designated as sensitive or restricted under applicable national security, homeland security, defense, or other federal laws (collectively, “Restricted Collateral”).

(b) To the extent that any Collateral constitutes Restricted Collateral, the rights of the Agent and the Lenders to control, access, transfer, or disclose such Restricted Collateral shall be limited to the extent necessary to comply with applicable federal laws and regulations governing such Restricted Collateral.

(c) In the event of a default or enforcement action under this Agreement, the Agent and the Lenders agree to comply with all applicable federal laws and regulations governing the transfer, disclosure, or access to any Restricted Collateral, which may include obtaining necessary government approvals or following specified procedures for the handling and disposition of such Restricted Collateral.

(d) The Borrower agrees to cooperate with the Agent and the Lenders in identifying any Restricted Collateral and in seeking any necessary government approvals or implementing required procedures for the Agent and the Lenders to exercise their rights with respect to Restricted Collateral to the fullest extent permitted by law; provided, however, that the parties acknowledge that Borrower’s ability to comply with this subsection (d) is contingent upon Borrower’s continued solvency and ability to operate as a going concern, including, without limitation, its ability to retain specialized personnel with the necessary expertise and security clearances to handle Restricted Collateral. In the event and to the extent that Borrower’s financial condition materially impairs its ability to provide the cooperation described in this subsection (d), then Borrower shall promptly notify Agent and Lenders of such impairment or any pending impairment within the reasonable judgment of Borrower and its Responsible Officers. Agent and Lenders agree that, in exercising any rights or remedies with respect to Restricted Collateral, they will take into account Borrower’s operational capabilities and the availability of necessary specialized personnel (and, where appropriate, those holding the requisite security clearances to access Restricted Collateral). If Borrower’s ability to cooperate is materially impaired due to financial distress or loss of key personnel, then Agent, Lenders, and Borrower shall work in good faith to develop alternative arrangements for compliance with applicable federal laws and regulations governing Restricted Collateral. These arrangements may include, but are not limited to: (i) engaging qualified third-party contractors or consultants, at Lenders’ expense, to assist with necessary procedures and approvals; (ii) coordinating with relevant government agencies to ensure continued compliance and appropriate handling of Restricted Collateral; and (iii) establishing escrow arrangements or other mechanisms to ensure proper handling of Restricted Collateral during any transition or enforcement period. Borrower’s obligations under this Section 4.4 shall be limited to commercially reasonable efforts, taking into account its financial condition and available resources at the relevant time.

(e) The Agent and the Lenders acknowledge that their rights to certain Restricted Collateral may be limited or prohibited, and that in some cases, realization upon or transfer of such Restricted Collateral may require compliance with specific federal regulations or procedures. The Agent and the Lenders agree that any actions taken with respect to Restricted Collateral will be in compliance with applicable law, and that there is the potential that the limitations described in this Section 4.4 may materially impair the value of the Collateral as a whole.

(f) Nothing in this Section 4.4 shall be construed to limit the Borrower’s obligations under this Agreement or any other Loan Document, except to the extent necessary to comply with applicable federal laws and regulations governing Restricted Collateral.

(g) Borrower shall maintain a current schedule of all Restricted Collateral and shall provide updates to Agent (to the maximum extent permitted by applicable law) promptly upon any changes or otherwise upon request as set forth in Section 5.13 below.

(h) For the avoidance of doubt, all aspects of this Agreement shall be qualified by the terms and conditions of this Section 4.4 and to adherence to applicable United States federal laws and regulations governing the Collateral.

5. REPRESENTATIONS AND WARRANTIES

5.1. Borrower represents and warrants as follows:

(a) Due Organization, Authorization; Power and Authority. Borrower is duly organized, validly existing, and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any other jurisdiction in which the conduct of its business or its ownership of property and other assets or business which it is engaged in requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent and each Lender a completed certificate signed by Borrower, titled “Perfection Certificate” (collectively, the “Perfection Certificate”). Borrower represents and warrants to Agent and each Lender that: (i) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (ii) Borrower is an organization of the type and is organized or is incorporated in the jurisdiction set forth in the Perfection Certificate; (iii) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (iv) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (v) except as indicated on the Perfection Certificate, Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (vi) other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete.

(b) The execution, delivery, and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under, or violate any material Requirement of Law, (iii) contravene, conflict, or violate any applicable order, writ, judgment, injunction, decree, determination, or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) with respect to filings and registrations contemplated by this Agreement, or (v) conflict with, contravene, constitute a default or breach under, or result in or permit the termination or acceleration of, any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.

5.2 Collateral. Borrower has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under this Agreement and other Loan Documents, free and clear of any and all Liens except Permitted Liens. Borrower has no Collateral Accounts at or with any bank or financial institution or private lender other than the Lenders hereunder except for the Collateral Accounts, if any, described in the Perfection Certificate delivered to Agent and each Lender in connection herewith and which Borrower has given Agent notice and taken such actions as are necessary to give Agent, for the ratable benefit of the Lenders, a perfected security interest therein, pursuant to the terms of Section 6.6(c). The Accounts are bona fide, existing obligations of the Account Debtors.

(a) The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.

(b) All Inventory is in all material respects of good and marketable quality, free from material defects.

(c) Except as set forth in the Perfection Certificate, Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (i) non-exclusive licenses granted to its customers in the ordinary course of business, (ii) over-the-counter software that is commercially available to the public, and (iii) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

(d) Restricted Licenses. Borrower shall not enter into any Restricted License without the prior written consent of Agent, which shall not be unreasonably withheld. For any Restricted License entered into with Agent’s consent: (i) Borrower shall use commercially reasonable efforts to obtain the consent of the licensor to the collateral assignment of such Restricted License to Agent, for the benefit of the Lenders; (ii) if such consent cannot be obtained, Borrower shall use commercially reasonable efforts to obtain the licensor’s agreement to a contingent assignment of such Restricted License to Agent, for the benefit of the Lenders, such assignment to become effective upon the occurrence of an Event of Default; (iii) if neither (i) nor (ii) can be obtained, Borrower shall provide Agent with written notice of such Restricted License within 5 business days of entering into such license, including a summary of key terms; (iv) Borrower shall not terminate, amend, or modify any Restricted License in a manner adverse to the Agent and/or Lenders without Agent’s prior written consent; and (v) upon the occurrence of an Event of Default, Borrower shall use its best efforts to obtain any consent or waiver necessary to enable Agent to exercise its rights and remedies with respect to the Restricted License. Agent and Lenders acknowledge that their security interest in any Restricted License is subject to the terms of such license and the rights of the licensor thereunder. For the avoidance of doubt, nothing in this clause 5.2(d) shall be construed to limit the ability of Borrower to enter into commercial licensing transactions with one or more third parties on market-rate terms.

5.3 Litigation. Except as set forth in the Perfection Certificate delivered by Borrower to Agent on or prior to the Effective Date, there are no actions or proceedings pending or, to the knowledge of Borrower, threatened in writing by or against Borrower or any of its Subsidiaries reasonably expected to result in liability or costs to Borrower in excess of Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate.

5.4 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent and the Lenders by submission to the Financial Statement Repository or otherwise submitted to Agent and the Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent and the Lenders the Financial Statement Repository or otherwise submitted to Agent and the Lenders.

5.5 Financial Condition. As of the date of this Agreement, Borrower is not aware of any facts or circumstances that would lead it to believe that it will be unable to pay its debts as they become due in the ordinary course of business, taking into account anticipated sources of funding, including, without limitation, the financing provided under this Agreement and in connection with and as a result of the Company Merger.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower (a) has complied in all material respects with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries ‘properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted.

5.7 Subsidiaries; Investments. Borrower does not own any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.

5.8 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits, and contributions owed by Borrower except to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

To the extent Borrower defers payment of any contested taxes, Borrower shall (i) notify Agent in writing of the commencement of, and any material development in, the proceedings and (ii) post bonds or take any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a Permitted Lien. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower in excess of Fifty Thousand Dollars ($50,000) other than as disclosed in its most recent financial statements prior to the Effective Date hereof. Borrower has paid all amounts necessary to fund all present pension, profit sharing, and deferred compensation plans in accordance with their terms, and has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation, its successors, or any other governmental agency.

5.9 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions as working capital and to fund its general business requirements and not for personal, family, household, or agricultural purposes.

5.10 Full Disclosure. To the best of Borrower’s knowledge, no written representation, warranty, or other statement of Borrower in any report, certificate, or written statement submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender in connection with the Loan Documents, or the transactions contemplated thereby, as of the date such representation, warranty, or other statement was made, taken together with all such written reports, written certificates and written statements submitted to the Financial Statement Repository or otherwise submitted to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the reports, certificates, or written statements not misleading (it being recognized by Agent and each Lender that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.11 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge, or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.

5.12 Business Combination Agreement. The Business Combination Agreement is in full force and effect, and no default or event of default exists thereunder. Borrower has provided Agent with a true and complete copy of the Business Combination Agreement and all amendments thereto.

5.13 Restricted Collateral. Upon the request of Agent or any Lender, Borrower shall, to the extent permitted under applicable law, provide to Agent a complete and accurate list of all Restricted Collateral as at the Effective Date and/or the date of such request. Borrower has all necessary permits, licenses, and authorizations to own and operate such Restricted Collateral.

6. AFFIRMATIVE COVENANTS

6.1. Government Compliance. Borrower shall at all times do all of the following:

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.

(b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Agent, for the ratable benefit of the Lenders, in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Agent and to each Lender concurrently.

6.2 Financial Statements, Reports. Borrower shall provide Agent and each Lender with the following by submitting to the Financial Statement Repository with a copy to each Lender or otherwise submitting to Agent and each Lender:

(a) Quarterly Financial Statements. As soon as available, but no later than forty-five (45) days after the last day of each calendar quarter, a company prepared consolidated and consolidating balance sheet, cash flow statement, and income statement covering Borrower’s and each of its Subsidiary’s operations for such calendar quarter in a form consistent with Borrower’s public filings (the “Quarterly Financial Statements”); provided, however, notwithstanding the foregoing, the Quarterly Financial Statements for the fourth (4th) calendar quarter of each year, shall be due no later than ninety (90) days after the last day of such calendar quarter; and provided, further, that any and all financial statements or other reports filed in connection with compulsory reporting to the SEC (collectively, “SEC Reports”) which contain such information shall automatically satisfy this covenant. Any delay by Borrower in collating and publishing the Quarterly Financial Statements on or prior to the prescribed deadline which may be considered usual and customary within the scope of companies comparable to Borrower shall not constitute an Event of Default hereunder, provided that Borrower continues to employ commercially reasonable efforts to produce such statement(s) as soon as is practicable following the agreed deadline(s).

(b) Quarterly Compliance Statement. Within forty-five (45) days following the last day of each calendar quarter and together with the Quarterly Financial Statements, a completed Compliance Statement confirming that, as of the end of such calendar quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenant(s) (if any) set forth in this Agreement and such other information as Agent or the Lenders may reasonably request; provided, however, that any SEC Reports which contain such validating information shall automatically satisfy this covenant. Any delay by Borrower in producing and publishing any Compliance Statements on or prior to the prescribed deadline which may be considered usual and customary within the scope of companies comparable to Borrower shall not constitute an Event of Default hereunder, provided that Borrower continues to employ commercially reasonable efforts to produce such statement(s) as soon as is practicable following the agreed deadline(s).

(c) Annual Operating Budget and Financial Projections. Within thirty (30) days after the last day of each fiscal year of Borrower, and within seven (7) days of any updates or amendments thereto, (i) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the then-current fiscal year of Borrower, and (ii) annual financial projections for the then-current fiscal year (on a quarterly basis) as approved by the Board, together with any related business forecasts used in the preparation of such annual financial projections; provided, however, that any SEC Reports which contain such validating information shall automatically satisfy this covenant. Any delay by Borrower in producing and publishing any operating budget or financial projections on or prior to the prescribed deadline which may be considered usual and customary within the scope of companies comparable to Borrower shall not constitute an Event of Default hereunder, provided that Borrower continues to employ commercially reasonable efforts to produce such report(s) as soon as is practicable following the agreed deadline(s).

(d) Annual Audited Financial Statements. As soon as available, and in any event within one hundred eighty (180) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm; provided, however, that any SEC Reports which contain such audited consolidated financial statements shall automatically satisfy this covenant. Any delay by Borrower in collating and publishing the annual audited financial statements on or prior to the prescribed deadline which may be considered usual and customary within the scope of companies comparable to Borrower shall not constitute an Event of Default hereunder, provided that Borrower continues to employ commercially reasonable efforts to produce such statement(s) as soon as is practicable following the agreed deadline(s).

(e) Other Statements. Within five (5) days of delivery, copies of all statements and reports made available to Borrower’s security holders or to any holders of Subordinated Debt; provided, however, that any SEC Reports which contain substantially all of such information shall automatically satisfy this covenant;

(f) Monthly Asset Management Account Statements. Within thirty (30) days after the last day of each month, copies of, or real-time access to, Borrower’s bank and asset management account statements for each of Borrower’s accounts; provided, however, that any SEC Reports which contain such validating information shall automatically satisfy this covenant;

(g) SEC Filings. Within five (5) days of filing, copies of all periodic and other reports, proxy statements and other materials filed by Borrower and/or Subsidiary Guarantor with the SEC, any Governmental Authority succeeding to any or all of the functions of the SEC or with any national securities exchange, or distributed to its shareholders, as the case may be. Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrower’s website on the internet at Borrower’s website address and/or via the SEC’s online EDGAR database;

(h) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Two Hundred Fifty Thousand Dollars ($250,000) or more;

(i) Additional Reporting Requirement. At any time that Borrower is not a public company or an issuer of securities that are registered with the SEC under Section 12 of the Exchange Act (or that is required to file reports under Section 15(d) of the Exchange Act), written notice of any changes to the beneficial ownership information set out in the Perfection Certificate. Borrower understands and acknowledges that each Lender relies on such true, accurate, and up-to-date beneficial ownership information to meet such Lender’s regulatory obligations to obtain, verify, and record information about the beneficial owners of its legal entity customers; and

(j) Other Financial Information. Other financial information reasonably requested by Agent or any Lender. Any submission by Borrower of a Compliance Statement, or any other financial statement or other financial information and/or materials submitted to the Financial Statement Repository pursuant to this Section 6.2 or otherwise submitted to Agent and Lenders shall be deemed to be a representation by Borrower that (a) as of the date of such Compliance Statement, or other financial statement, the information and calculations set forth therein are true, accurate and correct, (b) as of the end of the compliance period set forth in such submission, Borrower is in complete compliance with all required covenants except as noted in such Compliance Statement, or other financial statement, as applicable; (c) as of the date of such submission, no Events of Default have occurred or are continuing; (d) all representations and warranties other than any representations or warranties that are made as of a specific date in Article 5 remain true and correct in all material respects as of the date of such submission except as noted in such Compliance Statement, or other financial statement, as applicable; (e) as of the date of such submission, Borrower and each of its Subsidiaries has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits, and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9; and (f) as of the date of such submission, no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent and Lenders.

6.3 Taxes; Pensions. Borrower shall timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, and local taxes, assessments, deposits, and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.8 hereof, and shall deliver to Agent and to each Lender concurrently, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing, and deferred compensation plans in accordance with their terms. Any delay by Borrower in calculating or filing any tax return on or prior to the prescribed deadline which may be considered usual and customary within the scope of companies comparable to Borrower shall not constitute an Event of Default hereunder, provided that Borrower continues to employ commercially reasonable efforts to produce and file such return(s) as soon as is practicable following the agreed deadline(s).

6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition in all material respects, free from material defects. Returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date. Borrower must promptly notify Agent and the Lenders of all returns, recoveries, disputes, and claims that involve more than One Hundred Thousand Dollars ($100,000).

6.5	Insurance. Borrower shall at all times:

(a) Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of Borrower, and in amounts that are satisfactory to Agent and to each Lender concurrently. All property policies shall have a lender’s loss payable endorsement showing Agent, as agent for the Lenders, as the sole lender loss payee. All liability policies shall show, or have endorsements showing, Agent as an additional insured. Agent, as agent for the Lenders, shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.

(b) Ensure that proceeds payable under any property policy are, at Agent’s option, payable to Agent for the ratable benefit of the Lenders on account of the Obligations.

(c) At Agent’s request, Borrower shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.5 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Agent, that it will give Agent thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment to third persons and Agent, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Agent deems prudent.

6.6 Operating Accounts. Borrower shall at all times:

(a) Maintain at least one (1) depository or securities account with an FDIC insured financial institution.

(b) In addition to and without limiting the restrictions in (a), Borrower shall provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than those provided by Lenders hereunder. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of the Lenders. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes, and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent and the Lenders by Borrower as such.

6.7 Protection of Intellectual Property Rights. Borrower shall at all times:

(a) (i) Use commercially reasonable efforts (as limited within the scope of Borrower’s prescribed budgets and available cash resources) to protect, defend, and maintain the validity and enforceability of any Intellectual Property that has any material value as determined by the Board and/or Agent; (ii) promptly advise Agent in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent.

(b) Provide written notice to Agent and to each Lender concurrently within five (5) business days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such commercially reasonable steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s and the Lenders ‘rights and remedies under this Agreement and the other Loan Documents.

6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent and/or any Agent, without expense to Agent or any Lender, Borrower and its officers, employees, and agents and Borrower’s books and records, to the extent that Agent and/or the Lenders may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent and/or any Lender with respect to any Collateral or relating to Borrower.

6.9 Access to Collateral; Books and Records. Borrower shall allow Agent or its agents, at reasonable times, upon five (5) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), to inspect the Collateral and audit and copy Borrower’s Books. Such inspections or audits shall be conducted no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Agent shall determine is necessary. The foregoing inspections and audits shall be at Borrower’s expense and the charge therefor shall be One Thousand Dollars ($1,000) per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Agent schedule an audit more than eight (8) days in advance, and Borrower cancels or reschedules the audit with less than eight (8) days written notice to Agent, then (without limiting any of Agent’s or any Lender’s rights or remedies) Borrower shall pay Agent a fee of Two Thousand Dollars ($2,000) plus any out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling. Upon the occurrence of any Event of Default and until such Default is cured, any Lender and/or any agent or representative of any Lender shall have the same rights as Agent and its agents under this Section 6.9.

6.10 Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that (i) Borrower or Subsidiary Guarantor forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Effective Date (including, without limitation, pursuant to a Division), or (ii) any existing Subsidiary of Borrower becomes a Material Subsidiary, Borrower and Subsidiary Guarantor shall (a) cause such Material Subsidiary to either (I) provide to Lenders a joinder to this Agreement to become a co-borrower hereunder or a Guaranty to become a Guarantor hereunder, together with such appropriate financing statements and/or Control Agreements, or (II) guarantee the Obligations of Borrower under the Loan Documents and, in each case, grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto), all in form and substance satisfactory to Agent and Lenders (including being sufficient to grant Lenders a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Material Subsidiary), (b) provide to Lenders appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such Material Subsidiary, in form and substance satisfactory to Agent and Lenders; and (c) provide to Lenders all other documentation in form and substance satisfactory to Agent and Lenders, including one or more opinions of counsel satisfactory to Lenders, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; provided, however, that no Foreign Subsidiary shall be required to become a co-borrower or Guarantor hereunder so long as the Borrower is in compliance with Section 7.11 hereof; provided, however, that the terms of this Section 6.11 shall not apply to any joint venture or teaming partnership formed with any strategic partner, customer, or potential acquirer of the Borrower or any of its Subsidiaries, so long as (x) the primary purpose of such joint venture or teaming partnership is for a bona fide business purpose related to the operations of Borrower or its Subsidiaries and not to circumvent the requirements of this Section 6.11, (y) Borrower provides written notice to Agent and to each Lender concurrently of the formation of such joint venture or teaming partnership within ten (10) Business Days thereof, including a description of its purpose and material terms, and (z) if such joint venture or teaming partnership would otherwise qualify as a Material Subsidiary, Borrower shall provide Agent with periodic updates on the status and operations of such joint venture or teaming partnership as reasonably requested by Agent. Any document, agreement, or instrument executed or issued pursuant to this Section 6.11 shall be a Loan Document.

6.11 Further Assurances. Borrower shall execute any further instruments and take further action as Agent and the Lenders reasonably request to perfect or continue Agent’s Lien in the Collateral or to effect the purposes of this Agreement. Borrower shall deliver to Agent and to each Lender concurrently, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents, and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals which are material to the business of Borrower or otherwise on the operations of Borrower or any of its Subsidiaries.

6.12 Post-Closing Conditions. As soon as is practicable, and no later than One Hundred Eighty (180) days after the Effective Date, Borrower shall deliver to Agent and to each Lender concurrently evidence, satisfactory to Agent and each Lender, that the insurance policies and endorsements required by Section 6.5 hereof are in full force and effect with respect to Borrower, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent; provided, however, that failure by Borrower to comply with any aspect of this Section 6.12 shall not constitute an Event of Default hereunder in the event and to the extent that Borrower can demonstrate having employed commercially reasonable efforts to comply, which efforts shall remain ongoing until compliance with this Section 6.12 has been achieved.

6.13 Business Combination Agreement. Upon and following the Effective Date, Borrower shall (a) perform and observe all material terms and provisions of the Business Combination Agreement, (b) maintain the Business Combination Agreement in full force and effect, (c) enforce the Business Combination Agreement in accordance with its terms, and (d) promptly notify Agent of any material modification to the Business Combination Agreement or any material notices received or given thereunder.

7. NEGATIVE COVENANTS

7.1. Dispositions. Borrower shall not, without the prior written consent of all Lenders, convey, sell, lease, transfer, assign, or otherwise dispose of (including, without limitation, pursuant to a Division) (collectively a “Transfer”), or permit any of its Subsidiaries to effect a Transfer of, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (c) consisting of Permitted Liens and Permitted Investments; (d) consisting of the sale or issuance of any stock of Borrower permitted under this Agreement; and (e) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.

7.2. Changes in Business, Management, Control, or Business Locations. Borrower shall not, without the prior written consent of all Lenders, (a) engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto and reasonable extension thereof; (b) liquidate or dissolve; (c) fail to provide notice to Agent and Lenders of any Key Person departing from or ceasing to be employed by Borrower within ten (10) Business Days after such Key Person’s departure from Borrower; or (d) permit or suffer any Change in Control.

Borrower shall not, without at least thirty (30) days prior written notice to Agent and to each Lender concurrently: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Two Hundred Fifty Thousand Dollars ($250,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of Two Hundred Fifty Thousand Dollars ($250,000) of Borrower’s assets or property, then Borrower will first cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to Agent. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Two Hundred Fifty Thousand Dollars ($250,000) to a bailee, and Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Agent.

7.3. Mergers or Acquisitions. Other than the transactions contemplated in connection with the Company Merger as set forth in the Business Combination Agreement, Borrower shall not, without the prior written consent of all Lenders, merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division).

7.4. Indebtedness. Borrower shall not, without the prior written consent of all Lenders, create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness, the amount of which shall not under any circumstances exceed Twenty Million Dollars ($20,000,000) as at the Effective Date.

7.5. Encumbrance. Borrower shall not, without the prior written consent of all Lenders, create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument, or other arrangement (except with or in favor of Agent, for the ratable benefit of the Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6. Maintenance of Collateral Accounts. Borrower shall not, without the prior written consent of all Lenders, maintain any Collateral Account except pursuant to the terms of Section 6.6(c) hereof.

7.7. Distributions; Investments. Borrower shall not, without the prior written consent of all Lenders, (a) pay any dividends or make any distribution or payment or redeem, retire, or purchase any capital stock; or (b) directly or indirectly make any Investment (including, without limitation, by the formation of any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8. Transactions with Affiliates. Borrower shall not, without the prior written consent of all Lenders, directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business or consistent with past practice, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. Following the Closing and consummation of all transactions contemplated in connection with and giving effect to the Company Merger, Borrower shall not, without the prior written consent of all Lenders, (a) make or permit any payment on any Subordinated Debt, except under the terms of any subordination, intercreditor agreement or other similar agreement to which such Subordinated Debt is subject which has been approved by all of the Lenders, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to Obligations owed to Agent and the Lenders. For the avoidance of doubt, so long as no Event of Default shall have occurred and be continuing Section 7.9(a) shall not apply to the Subordinated Debt comprising the Seaport SIBS Loans; provided, however, that the maximum amount of payments made by the Borrower and/or the Subsidiary Guarantor with respect to the Seaport SIBS Loans shall not exceed an aggregate amount of Three Million Five Hundred Thousand Dollars ($3,500,000) without the express written consent of the Required Lenders (as defined in the Lender Intercreditor Agreement). Upon request of any Lender, the Borrower shall provide the Lenders with a certificate of an officer of the Borrower which (i) certifies the amount of the Seaport SIBS Loans then outstanding, (ii) certifies the aggregate amount of payments made by the Borrower and/or the Subsidiary Guarantor with respect to the Seaport SIBS Loans from and after the date hereof and (iii) attaches true and correct copies of any documentation or agreements (including, without limitation, any Purchase Order Purchase Agreements or amendments or supplements thereto) entered into with respect to the Seaport SIBS Loans.

7.10 Compliance. Borrower shall not, without the prior written consent of all Lenders, become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to (a) meet the minimum funding requirements of ERISA, (b) prevent a Reportable Event or Prohibited Transaction, as defined in ERISA, from occurring, or (c) comply with the Federal Fair Labor Standards Act, or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

7.11 Assets in Foreign Subsidiaries. Permit its Foreign Subsidiaries to hold or maintain, at any time, assets (other than Intellectual Property and other intangible assets) with an aggregate value in excess of Five Hundred Thousand Dollars ($500,000).

8. EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1. Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within thirty (30) days after such Obligations are due and payable (which thirty (30) day cure period shall not apply to payments due on either the Term A Loan Maturity Date or the Term B Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under Section 8.2(b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period).

8.2 Insolvency. (a) Borrower or any of its Subsidiaries is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent in the opinion of its Board of Directors; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and is not dismissed or stayed within One Hundred Eighty (180) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.3 Business Combination. The Business Combination Agreement is terminated or unwound following the Effective Date, or each of the transactions contemplated in connection therewith fail to close on or before 31 December 2024.

8.4 Covenant Default. Borrower fails or neglects to perform any obligation in Article 6 or violates any covenant in Article 7; or (b) fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant, or agreement that can be cured, has failed to cure the default within thirty (30) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed ninety (90) additional days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no additional Credit Extensions shall be made during such cure period and the Agent or any Lender may elect to apply the Default Interest Rate during such time);

8.5 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Two Hundred Fifty Thousand Dollars ($250,000), or (ii) a notice of lien or levy is filed against any of Borrower’s assets in excess of Two Hundred Fifty Thousand Dollars ($250,000) by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged, or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; or (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting all or any material part of its business;

8.6 Other Agreements. There is, under any agreement to which Borrower or Subsidiary Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000); or (b) any breach or default by Borrower or Guarantor, the result of which could reasonably be expected to have a material adverse effect on Borrower’s or Subsidiary Guarantor’s business;

8.7 Judgments; Penalties. One or more fines, penalties, or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or Subsidiary Guarantor by any Governmental Authority, and the same are not, within one (1) year after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree, subject to waiver by the Required Lenders as defined in the Lender Intercreditor Agreement);

8.8 Subordinated Debt. Any document, instrument, or agreement evidencing the subordination of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

8.09 Cross-Default. Any default or Event of Default by any party under the Exchange Agreement, by the Borrower or Subsidiary Guarantor under the Lender Intercreditor Agreement, or by any party under any other Loan Document shall constitute an Event of Default under this Agreement, including, without limitation, the cross-default of the Term A Loan in the event of an uncured Event of Default in connection with the Term B Loan and the cross-default of the Term B Loan in the event of an uncured Event of Default in connection with the Term A Loan. Upon the occurrence of such cross-default, the Agent or any Lender may take any enforcement actions allowed under this Agreement, subject to the coordination and standstill provisions set forth in Article 7 of the Lender Intercreditor Agreement. All rights and remedies available under this Agreement shall be immediately available upon the occurrence of a cross-default, without the need for additional notice or consent from any other party, except as required under the standstill provisions of Article 7 of the Lender Intercreditor Agreement.

8.10 Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder, ceases to be in full force and effect.

8.11 Failure to Complete Warrant Exchange. If, for any reason, the Term B Lenders fail to receive the Distributed Shares (as defined in the Exchange Agreement) in connection with the Warrant Exchange, as set forth in the Exchange Agreement.

8.12 Failure to Complete Equity Purchase Option. If, for any reason, the Term A Lenders fail to exercise and/or to receive their shares of common stock of the Borrower in connection with that certain Equity Purchase Option set forth in Section 9(a) of the Seaport Loan.

9. RIGHTS AND REMEDIES

9.1. Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Agent, as directed by Lenders in accordance with the Lender Intercreditor Agreement or, if such rights and remedies are not addressed in the Lender Intercreditor Agreement, as directed by Lenders having a majority of the Obligations in each of the Term A and Term B Loans, respectively, may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable; provided, however, that this Section 9.1(a) shall only apply to Events of Default under Sections 8.1, 8.2, and 8.3 above (but if an Event of Default described in Section 8.2 occurs then all Obligations are immediately due and payable without any action by Agent or any Lender);

(b) verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent and/or the Lenders consider advisable, and notify any Person owing Borrower money of Agent’s security interest in such funds. Borrower shall collect all payments in trust for Lenders and, if requested by Agent, immediately deliver the payments to Lenders in the form received from the Account Debtor, with proper endorsements for deposit; provided, however, that this Section 9.1(b) shall only apply to Events of Default under Sections 8.1, 8.2, and 8.3 above;

(c) make any payments and do any acts Agent or any Lender considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest or charges and pay all expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies; provided, however, that this Section 9.1(c) shall only apply to Events of Default under Sections 8.1, 8.2, and 8.3 above;

(d) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral, subject to the restrictions set forth in Section 4.4. Agent, for the benefit of the Lenders, is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements inure to Agent, for the ratable benefit of the Lenders; provided, however, that this Section 9.1(d) shall only apply to Events of Default under Sections 8.1, 8.2, and 8.3 above;

(e) place a “hold” on any account and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral; provided, however, that this Section 9.1(e) shall only apply to Events of Default under Sections 8.1, 8.2, and 8.3 above;

(f) exercise all rights and remedies available to Agent and/or any Lender under the Loan Documents or at law or in equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); provided, however, that this Section 9.1(f) shall only apply to Events of Default under Sections 8.1, 8.2, and 8.3 above;

(g) Apply the Default Interest Rate to any and all Obligations of the Borrower hereunder;

(h) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement among Borrower, Agent and/or any Lenders;

(i) apply to the Obligations any amount held by Agent owing to or for the credit or the account of Borrower as set forth in Section 2.2(h)(ii); and

(j) demand and receive possession of Borrower’s Books.

9.2 Power of Attorney. Subject to the terms of Section 4.4 and Applicable Law with respect to the Collateral, Borrower hereby irrevocably appoints Agent, for the benefit of the Lenders, as its lawful attorney-in-fact, exercisable following the occurrence and during the continuation of an Event of Default, to: (a) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) demand, collect, sue, and give releases to any Account Debtor for monies due, settle and adjust disputes and claims about the Accounts directly with Account Debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in Agent’s or Borrower’s name, as Agent chooses) for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and the Loan Documents (other than the Lender Intercreditor Agreement) have been terminated. Agent’s foregoing appointment as Borrower’s attorney-in-fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and the Loan Documents (other than the Lender Intercreditor Agreement) have been terminated.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Lenders’ Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s or and Lenders’ waiver of any Event of Default.

9.4 Application of Payments and Proceeds. Subject to Section 4.4 above and the terms, priorities, and conditions of Section 2.2(h)(ii) of the Lender Intercreditor Agreement, Agent shall have the right to apply in any order any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations. Agent shall pay any surplus to Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Agent and the Lenders for any deficiency. If Agent, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price received by the Agent or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.

9.5 Liability for Collateral. Subject to the terms and conditions of Section 4.4 above, so long as Agent and Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in their possession or under the control of Agent and/or Lenders, Agent and Lenders shall not be liable or responsible hereunder for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Agent’s and any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s and each Lender’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent and each Lender have all rights and remedies provided under the Code, by law, or in equity. Agent’s or any Lender’s exercise of one right or remedy is not an election and shall not preclude Agent or any Lender from exercising any other remedy under this Agreement or any other Loan Document or other remedy available at law or in equity, and Agent’s or any Lender’s waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.

10. AGENT

10.1. Appointment and Authority.

(a) The parties hereto acknowledge and agree that the appointment, rights, powers, duties, and responsibilities of the Agent in its capacity as collateral agent are set forth in the Lender Intercreditor Agreement. In the event of any conflict between the provisions of this Agreement and the Lender Intercreditor Agreement with respect to the rights, duties, and responsibilities of the Agent, the provisions of the Lender Intercreditor Agreement shall control.

(b) Each Lender hereby authorizes the Agent to take such action on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Lender Intercreditor Agreement as and to the extent permitted by the Lender Intercreditor Agreement, together with such actions and powers as are reasonably incidental thereto.

10.2 Successor Agent. The resignation, removal, and replacement of the Agent shall be governed by the terms of the Lender Intercreditor Agreement. Upon the acceptance of a successor’s appointment as Agent hereunder and under the Lender Intercreditor Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges, and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in the Lender Intercreditor Agreement).

10.3 Defaulting Lender.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, such Defaulting Lender’s right to approve or disapprove any amendment, waiver, or consent with respect to this Agreement shall be restricted as long as said Lender is a Defaulting Lender.

(b) Defaulting Lender Cure. If Agent determines that a Lender is no longer a Defaulting Lender, Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Term Loan Advance of the other Lenders or take such other actions as Agent may determine to be necessary to cause the Term Loan Advance to be held on a pro rata basis by the Lenders in accordance with their respective Term Loan Commitment Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided, however, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while such Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.

(c) Termination of Defaulting Lender. Borrower may terminate the unused amount of the Term Loan Commitment of any Lender that is a Defaulting Lender upon not less than ten (10) Business Days’ prior notice to Agent and to each Lender concurrently (and Agent shall also promptly notify the Lenders thereof), and in such event the provisions of Section 2.3(h)(ii) will apply to all amounts thereafter paid by Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided, however, that (i) no Event of Default shall have occurred and be continuing under either of the Term A or the Term B Loans, and (ii) such termination shall not be deemed to be a waiver or release of any claim Borrower, Agent or any Lender may have against such Defaulting Lender.

(d) If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the non-Defaulting Lenders may, to the extent permitted by applicable law, by notice in writing to Borrower and such Person, remove such Person as Agent and appoint a successor. If no such successor shall have been so appointed by the non-Defaulting Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the non-Defaulting Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

10.12 Collateral Agent Expense Budget. The Borrower agrees to pay for expenses incurred in the performance and/or outsourcing by Agent of all or part of its duties hereunder up to and including a budget of Fifty Thousand Dollars ($50,000) per annum (the “Collateral Agent Expense Budget”), which budget shall cover, without limitation, expenses for third-party services related to the preparation of monthly account statements and collateral monitoring, valuation, auditing, and reporting. The Agent shall utilize and apply the Collateral Agent Expense Budget in its sole discretion to effectively perform its duties as collateral agent. Any expenses exceeding the Collateral Agent Expense Budget shall require the approval of the Required Lenders (as defined in the Lender Intercreditor Agreement) and the Borrower. The Collateral Agent Expense Budget shall be reviewed annually and may be adjusted with the consent of the Required Lenders and the Borrower. Invoices for expenses in connection with the Collateral Agent Expense Budget shall be submitted to the Borrower monthly and shall be payable by Borrower to Agent or Agent’s nominee within thirty (30) days of Borrower’s receipt thereof. Agent may at Agent’s discretion require Borrower to make direct disbursements to one or more third parties in connection with the Collateral Agent Expense Budget, which disbursements shall be due as and when set forth on related invoices generated by such parties.

11. NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. Agent or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 11.

If to Borrower:

ScanTech AI Systems Inc.

ATTN: General Counsel

1735 Enterprise Drive

Buford, GA 30518

Email: legal@scantechibs.com

with a copy to:

Ellenoff Grossman & Schole, LLP

ATTN: Jeffrey Rubin

1345 Avenue of the Americas

11th Floor

New York, NY 10105

Email: Jrubin@egsllp.com

If to Subsidiary Guarantor:

ScanTech Identification Beam Systems LLC

ATTN: General Counsel

1735 Enterprise Drive

Buford, GA 30518

Email: legal@scantechibs.com

with a copy to:

Ellenoff Grossman & Schole, LLP

ATTN: Jeffrey Rubin

1345 Avenue of the Americas

11th Floor

New York, NY 10105

Email: Jrubin@egsllp.com

If to Agent:

Seaport Group SIBS LLC

ATTN: OPERATIONS

360 Madison Avenue, 23rd Floor

New York, NY 10017

Email: operations@seaportglobalam.com

And if to any Lender, then to the address and electronic mail coordinates set forth on their respective signature page(s) to this Agreement.

12. CHOICE OF LAW, VENUE, AND JURY TRIAL WAIVER AND JUDICIAL REFERENCE

New York law governs the Loan Documents without regard to principles of conflicts of law. Borrower hereby submits to the exclusive jurisdiction of the State and Federal courts in New York County, New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY, AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by arbitration in accordance with Article 75 of the New York Civil Practice Law and Rules. The parties shall mutually select a single arbitrator (or, if they cannot agree, the arbitrator shall be appointed by the Supreme Court of New York County) who shall be a retired judge or justice of any New York state or federal court with experience in complex commercial cases. The arbitration shall take place in New York County, New York, and the parties hereby submit to the jurisdiction of the courts of the State of New York for the purpose of enforcing this provision and entering judgment on any arbitration award. The arbitration proceedings shall be conducted pursuant to and in accordance with the provisions of Article 75 of the New York Civil Practice Law and Rules. The arbitrator shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential, and all records relating thereto shall be permanently sealed to the extent permitted by New York law. If during the course of any dispute, a party desires to seek provisional relief, but an arbitrator has not been appointed at that point pursuant to the arbitration procedures, then such party may apply to the Supreme Court of New York County for such relief. The proceeding before the arbitrator shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings in New York. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings in New York. The arbitrator shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed arbitrator shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall issue a reasoned award. Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The arbitrator shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

This Section 12 shall survive the termination of this Agreement.

13. GENERAL PROVISIONS

13.1. Termination Prior to Term B Loan Maturity Date; Survival. This Agreement shall be binding upon each party upon each party’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing of the Company Merger pursuant to the Business Combination Agreement. All covenants, representations, and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations have been satisfied. So long as Borrower has satisfied the Obligations (other than inchoate indemnity obligations, any other obligations which, by their terms, are to survive the termination of this Agreement), this Agreement may be terminated prior to the Term B Loan Maturity Date by Borrower, effective upon written notice of termination is given to Agent and to each Lender concurrently. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination. No termination of this Agreement shall in any way affect or impair any right or remedy of Agent or any Lender, nor shall any such termination relieve Borrower of any Obligation to any Lender, until all of the Obligations have been paid and performed in full. Those Obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination and payment in full of the Obligations then outstanding.

13.2. Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without the prior written consent of Agent and each Lender (which may be granted or withheld in Agent’s and each Lender’s sole discretion). Agent and each Lender has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, such Lender’s obligations, rights, and benefits under this Agreement and the other Loan Documents, subject to the terms of the Lender Intercreditor Agreement.

13.3. Indemnification.

(a) Borrower agrees to indemnify, defend and hold Agent, each Lender, and their respective directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Agent or any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents (including the Lender Intercreditor Agreement); and (ii) all losses, damages, costs, expenses, and liabilities (including, without limitation, reasonable attorneys’ fees and disbursements) (collectively, “Losses”) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Agent, Lenders, and Borrower (including attorneys’ fees and expenses).

(b) This indemnification covers, without limitation, Claims and Losses arising from: (i) any breach of a representation, warranty, or covenant by Borrower under any Loan Document; (ii) any action instituted against an Indemnified Person in any capacity, by any stockholder of Borrower or other third party, with respect to any action taken or omitted to be taken by such Indemnified Person under the Loan Documents; (iii) any investigation, litigation, or proceeding related to this Agreement or the use of any proceeds of any Credit Extension; (iv) the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Materials or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Materials; and (v) any action or inaction in connection with the Collateral.

(c) Notwithstanding anything to the contrary in this Section 13.3, Borrower shall not be liable for any Claims or Losses to the extent they are determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted primarily from an Indemnified Person’s gross negligence or willful misconduct.

(d) Borrower’s obligations under this Section 13.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

(e) To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Credit Extension or the use of the proceeds thereof.

(f) All amounts due under this Section 13.3 shall be payable promptly after written demand therefor.

13.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

13.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

13.6 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.

13.7. Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge, or termination of any obligation under any Loan Document, or release, or subordinate Lenders’ security interest in, or consent to the transfer of, any Collateral shall be enforceable or admissible unless, and only to the extent expressly set forth in a writing signed by Agent, with the consent of the Lenders in accordance with the Lender Intercreditor Agreement or, if such item is not addressed in the Lender Intercreditor Agreement, as consented to by Lenders holding a majority of the Term Loan (but including a majority of the Lenders participating in the Term A Loan in the event and to the extent the Term A Loan remains outstanding at such time), and Borrower. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement, or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents. In the event any provision of any other Loan Document is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall exclusively control.

13.8. Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

13.9 Confidentiality.

(a) Agent and each Lender agrees to maintain the confidentiality of Information (as defined below), except that Information may be disclosed: (i) to Agent, any Lender, and/or any Lender’s subsidiaries or Affiliates, and their respective employees, directors, investors, potential investors, agents, attorneys, accountants ,and other professional advisors (collectively, “Representatives” and, together with Agent and the Lenders, collectively, “Lender Entities”), provided that such persons are informed of the confidential nature of the Information and instructed to keep such Information confidential; (ii) to prospective transferees, assignees, credit providers, or purchasers of any of Agent’s or Lenders’ interests under or in connection with this Agreement and their Representatives (provided, however, Agent and the Lenders shall use best efforts to obtain any such prospective transferee’s, assignee’s, credit provider’s, or purchaser’s or their Representatives’ agreement to the terms of this provision); (iii) as required by law, regulation, subpoena, or other order, provided that, to the extent legally permissible, the disclosing party shall give the Borrower prompt written notice thereof to permit Borrower to seek a protective order or other appropriate remedy; (iv) to Agent’s or any Lender’s regulators or as otherwise required in connection with Agent’s or any Lender’s examination or audit; (v) as Agent or any Lender considers appropriate in exercising remedies under the Loan Documents; and (vi) to third-party service providers of Agent and/or any Lender so long as such service providers have executed a confidentiality agreement with Agent or the Lenders, as applicable, with terms no less restrictive than those contained herein.

(b) “Information” means all information received from Borrower regarding Borrower or its business, in each case other than information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain (other than as a result of its disclosure by Agent or a Lender in violation of this Agreement) after disclosure to Agent and/or the Lenders; or (ii) disclosed to Agent and/or a Lender by a third party, if Agent or such Lender, as applicable, does not know that the third party is prohibited from disclosing the information.

(c) Material Non-Public Information. (i) Agent and Lenders acknowledge that Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be (“MNPI”); (ii) Agent and each Lender agrees to use all MNPI solely for purposes of its involvement with Borrower and not to trade in securities on the basis of any MNPI; (iii) Agent and each Lender agrees to maintain internal information barriers designed to prevent the misuse of MNPI; (iv) Borrower agrees to identify any MNPI as such when providing it to Agent or any Lender.

(d) Survival. The confidentiality obligations under this Section 13.9 shall survive for two (2) years following the termination of this Agreement.

(e) Other Confidential Information. Agent and each Lender acknowledges that Borrower’s Intellectual Property and information covered by any Restricted License constitute valuable confidential information, and agrees to maintain the strict confidentiality of such information in accordance with the terms of this Section 13.9.

(f) Remedies. Borrower, Agent and each Lender acknowledge that money damages may not be a sufficient remedy for any breach of this Section 13.9 by any party hereto. Accordingly, in the event of any such breach, the non-breaching party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any such breach.

13.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding among Borrower, any Lender, and/or Agent arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.11 Right of Setoff. To the fullest extent permitted by applicable law, Borrower hereby grants to Agent, for the ratable benefit of the Lenders, a Lien, security interest, and a right of setoff as security for all Obligations to Agent and the Lenders, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Agent or any entity under the control of Agent (including a subsidiary of Agent) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Agent or any Lender may setoff the same or any part thereof and apply the same to any Obligation of Borrower then due regardless of the adequacy of any other collateral securing the Obligations. ANY AND ALL RIGHTS TO REQUIRE AGENT OR ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

13.12 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

13.13 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

13.14 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

13.15 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

13.16 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13.17 USA PATRIOT Act Notice; Beneficial Ownership Regulation.

(a) USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (the “Patriot Act”) and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies Borrower and each of its Subsidiaries, which information includes the name and address of Borrower and each of its Subsidiaries and other information that will allow such Lender or Agent, as applicable, to identify Borrower and each of its Subsidiaries in accordance with the Patriot Act and the Beneficial Ownership Regulation.

(b) Beneficial Ownership Certification. At least five (5) days prior to the Effective Date, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall deliver to each Lender that so requests a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation (a “Beneficial Ownership Certification”). Borrower agrees to promptly notify Agent and each Lender of any change in the information provided in any Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein.

(c) Ongoing Compliance. Borrower shall, following a request by Agent or any Lender, promptly provide all documentation and other information that Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation.

(d) OFAC. Neither Borrower nor any of its Subsidiaries, nor, to the knowledge of Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate, or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets, and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) Anti-Corruption Laws. Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

13.18 Termination of Business Combination Agreement. Notwithstanding anything to the contrary contained herein, this Agreement, the Loan Documents, and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect upon the earlier of (i) the termination of the Business Combination Agreement pursuant to its terms and (ii) the date on which none of the Company, the Purchaser, or any holder of Restricted Securities (each as defined in the Business Combination Agreement) has any rights or obligations thereunder.

13.19 Public Communications. All public communications regarding this Agreement and the transactions contemplated herein, including, without limitation, press releases, investor presentations, and SEC filings, shall be coordinated and approved by the Borrower’s board of directors and its legal counsel, in consultation with any of the other parties hereto. No party shall make any public statement or disclosure relating to this Agreement without the prior written consent of the Borrower, except as required by law.

14. DEFINITIONS

14.1. Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in parentheses are negative. As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” means a person obligated on an Account, Chattel Paper, or General Intangible. The term “Account Debtor” has the meaning given to it in Section 9-102(a)(3) of the Uniform Commercial Code as in effect in the State of New York.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agent” is defined in the preamble hereof.

“Agreement” is defined in the preamble hereof.

“Authorized Signer” is any individual listed in Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents to which Borrower is party, including any Credit Extension request, on behalf of Borrower.

“Beneficial Ownership Certification” is defined in Section 13.17(b).

“Beneficial Ownership Regulation” is defined in Section 13.17(a).

“Board” means Borrower’s board of directors.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage, or any equipment containing such information.

“Borrowing Resolution” is, with respect to any Person, any resolution adopted by such Person’s board of directors or managing members (and, if required under the terms of such Person’s Operating Documents, stockholders) and delivered by such Person to Agent approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that set forth as a part of or attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents, including any Credit Extension request, on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.

“Business Combination Agreement” means that certain Business Combination Agreement entered into by and between Borrower, Subsidiary Guarantor, MARS ACQUISITION CORP., a Cayman Islands exempted company, and certain of its subsidiaries, dated 05 September 2023, as amended and collectively with any amendments and modifications thereto.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) any FDIC-insured financial institution’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) any money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Change in Control” means (a) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)5 under the Exchange Act), directly or indirectly, of forty-nine percent (49%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis) other than by the sale of Borrower’s equity securities in a public offering or to venture capital or private equity investors so long as Borrower identifies to the Agent and the Lenders the venture capital or private equity investors at least seven (7) Business Days prior to the closing of the transaction and provides to Agent and the Lenders a description of the material terms of the transaction; (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; provided, that such clause (b) shall not be triggered by the change in persons appointed to the board of directors by an entity with the right to appoint a designee to the board of directors; or (c) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding capital stock of each Subsidiary of Borrower free and clear of all Liens (except Liens created by this Agreement).

“Claims” is defined in Section 13.3.

“Closing” shall have the meaning ascribed to it in the Business Combination Agreement.

“Code” is the Uniform Commercial Code as in effect in the State of New York; provided, however, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights, and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment” and “Commitments” means athe Term Loan Commitment(s).

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Company Merger” shall have the meaning ascribed to it in the Business Combination Agreement.

“Compliance Statement” is that certain statement in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit, or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, comade, discounted, or sold with recourse by that Person, or for which that Person is directly or indirectly liable; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap, or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates, or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent obtains control (within the meaning of the Code) for the benefit of the Lenders over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations, and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Term Loan Advance or any other extension of credit by any Lender for Borrower’s benefit.

“Deemed Funding” is defined in Section 2.2(a)

“Default Rate” is defined in Section 2.2(b).

“Defaulting Lender” is, subject to Section 10.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Term Loan Advance within two (2) Business Days of the date such Term Loan Advance was required to be funded hereunder unless such Lender notifies Agent and Borrower in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrower or Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Term Loan Advance hereunder and states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Agent or Borrower, to confirm in writing to Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.10(b)) upon delivery of written notice of such determination to Borrower and each Lender.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the checking account denominated in Dollars designated in writing to Agent and each Lender by Borrower at or immediately prior to the Closing of the Company Merger.

“Disbursement Letter” is that certain form attached hereto as Exhibit D; provided, however, that no Disbursement Letter shall be required in respect of the initial Credit Extension and Deemed Funding of either of the Term Loans hereunder.

“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18 217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, or any analogous action taken pursuant to any other applicable law with respect to any corporation, limited liability company, partnership or other entity.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange at counters in New York, New York, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in Section 2.2(a).

“Environmental Law” means any federal, state, local or foreign law (including common law), treaty, regulation, rule, ordinance, code, decree, judgment, directive, injunction, order or binding agreement issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

“Equipment” means goods other than inventory, farm products, or consumer goods, as each of those terms is defined in Section 9-102 of the Uniform Commercial Code as in effect in the State of New York. “Equipment” includes, without limitation, all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing. For clarity, “Equipment” has the meaning given to it in Section 9-102(a)(33) of the Uniform Commercial Code as in effect in the State of New York.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means that certain Exchange & Mutual Release Agreement executed by and between Lenders, Borrower, and Subsidiary Guarantor on 23 September 2024.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Agent from three federal funds brokers of recognized standing selected by it.

“Final Payments” shall mean the Term A Loan Final Payment and the Term B Loan Final Payments, collectively.

“Financial Statement Repository” is operations@seaportglobalam.com or such other means of collecting information approved and designated by Agent or a Lender after providing notice thereof to Borrower from time to time.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” means any property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas, or other minerals before extraction. The term includes payment intangibles and software. “General Intangibles” includes, without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind. “General Intangibles” has the meaning given to it in Section 9-102(a)(42) of the Uniform Commercial Code as in effect in the State of New York.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Grace Period” is defined in Section 2.3(d).

“Group Member” means Borrower and its Subsidiaries.

“Guarantor” is any Person providing a Guaranty in favor of Lenders.

“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified, or otherwise supplemented.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any persons in the vicinity of any Collateral or to the indoor or outdoor environment, including, without limitation, any materials or substances that are listed, defined, or otherwise identified as “hazardous,” “toxic,” “radioactive,” or “pollutant” (or words of similar intent or meaning) under any Environmental Law.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 13.3.

“Information” is defined in Section 13.9.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means, with respect to any Person and subject to the terms and within the meaning of Section 4.4, all of such Person’s right, title, and interest in and to the following:

(a)	its Copyrights, Trademarks and Patents;

(b)	any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;

(c)	any and all source code;

(d)	any and all design rights which may be available to such Person;

(e)	any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)	all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Inventory” means goods, other than farm products, which: (A) are leased by a person as lessor; (B) are held by a person for sale or lease or to be furnished under a contract of service; (C) are furnished by a person under a contract of service; or (D) consist of raw materials, work in process, or materials used or consumed in a business. “Inventory” includes, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above. “Inventory” has the meaning given to it in Section 9-102(a)(48) of the Uniform Commercial Code as in effect in the State of New York.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest, or other securities), and any loan, advance, or capital contribution to any Person.

“Key Person” is Borrower’s Chief Executive Officer, who is Dolan P. Falconer as of the Effective Date, together with such other individual(s) as the Borrower may nominate from time to time.

“Lender” and “Lenders” is defined in the preamble.

“Lender Entities” is defined in Section 13.9.

“Lender Intercreditor Agreement” is, collectively, that certain Intercreditor and Collateral Agency Agreement made by and between the Lenders and Agent on 23 September 2024, together with any and all intercreditor agreements, master arrangement agreements, or similar agreements by and between said parties, as each may be amended from time to time in accordance with the provisions thereof.

“Lenders’ Expenses” are all of Agent’s and the Lenders’ reasonable, documented, out-of-pocket, audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending, and enforcing the Loan Documents (other than the Lender Intercreditor Agreement, but including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest, or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted cash and Cash Equivalents maintained by Borrower at any federally- or state-chartered financial institution in the United States and in other accounts where Lenders have a perfected security interest (via a Control Agreement or other similar agreement) in the cash and Cash Equivalents in such accounts, plus (b) Borrower’s net Accounts receivable.

“Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Exchange Agreement, the Perfection Certificate, each Disbursement Letter, the Lender Intercreditor Agreement, any Control Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or Subsidiary Guarantor, and any other present or future agreement by Borrower and/or Subsidiary Guarantor with or for the benefit of Agent and the Lenders in connection with this Agreement, all as amended, restated, or otherwise modified.

“Losses” is defined in Section 13.3(a).

“Material Subsidiary” is any Subsidiary of Borrower whose (a) revenues for the most recently ended four (4) quarter period for which financial statements are available exceed Five Hundred Thousand Dollars ($500,000) or (b) whose Cash and other liquid assets exceed One Hundred Thousand Dollars ($100,000).

“MNPI” is defined in Section 13.9(c).

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, fees, Lenders’ Expenses, and other amounts Borrower owes Agent or any Lender now or later, whether under this Agreement, the other Loan Documents to which it is a party, or otherwise, including, without limitation, interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent and/or the Lenders, and to perform Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Patriot Act” is defined in Section 13.17(a).

“Payment/Advance Form” is that certain form attached hereto as Exhibit C.

“Payment Date” is the first (1st) calendar day of each month.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Indebtedness” means:

(a)	Borrower’s Indebtedness to Lenders under this Agreement, and the other Loan Documents;

(b)	Indebtedness in the form of one or more working capital facilities from one or more reputable institutional sources and subject to then-prevailing market rates, terms, and conditions to support Borrower’s manufacturing activities and other sources of growth and expansion, in an aggregate principal amount not to exceed Thirty Million Dollars ($30,000,000) (the “Senior Working Capital Facility”), which may rank senior to the loans provided under this Agreement; provided, however, that (i) the terms and conditions of such Senior Working Capital Facility (including, without limitation, interest rates, fees, amortization, maturity, subordination terms (if any), covenants, events of default and remedies) shall be subject to the prior written approval of the Required Lenders (as defined in the Lender Intercreditor Agreement) in their sole discretion, which approval shall not be unreasonably withheld, conditioned, or delayed, (ii) Borrower shall have provided Agent with at least ten (10) Business Days’ prior written notice of its intent to incur such Indebtedness, together with a term sheet or commitment letter setting forth in reasonable detail the terms and conditions of each such Senior Working Capital Facility, and (iii) no Default or Event of Default shall have occurred and be continuing or would result from the incurrence of such Indebtedness;

(c)	Indebtedness existing on the Effective Date, the aggregate of which, when added to the Indebtedness to Lenders under this Agreement, shall not exceed Twenty Million Dollars ($20,000,000) and which is shown on the Perfection Certificate;

(d)	Subordinated Debt, including, without limitation, the amounts owing pursuant to that certain series of Purchase Order Purchase Agreements made by and between Seaport Group SIBS LLC and ScanTech Identification Beam Systems LLC between 27 June 2024 and 13 September 2024 (as in effect as of the date hereof and as may be amended and/or supplemented solely with respect to the amounts outstanding with respect thereto (and otherwise on the exact same terms and conditions of such Purchase Order Purchase Agreements as in effect as of the date hereof) from time to time to accommodate additional extensions of purchase order financing to Subsidiary Guarantor and unsecured bridge credit to Subsidiary Guarantor relating to future purchase orders from bona-fide customers of Subsidiary Guarantor), the balance of which is $1,955,140 as at the date of this Agreement (as amended, the “Seaport SIBS Loans”);

(e)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)	Indebtedness secured by Liens permitted under clauses (b) and (c) of the definition of “Permitted Liens” hereunder;

(h)	unsecured Indebtedness of Foreign Subsidiaries incurred on business credit cards in an amount not to exceed One Hundred Thousand Dollars ($100,000) at any time;

(i)	Indebtedness between Borrower, any co-Borrower and Subsidiary Guarantor; provided, however, that such indebtedness shall be subordinated to the Term Loans provided hereunder on terms acceptable to the Required Lenders, in their sole discretion;

(j)	Indebtedness between Borrower and any Foreign Subsidiary that is not a co-Borrower or Guarantor; provided that the amount of such Indebtedness shall not exceed One Million Dollars ($1,000,000) in the aggregate at any one time;

(k)	Indebtedness between Foreign Subsidiaries that are not co-Borrowers or Guarantors;

(l)	extensions, refinancings, modifications, amendments, and restatements of any items of Permitted Indebtedness (b) above; provided, however, that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” mean:

(a)	Investments (including, without limitation, Subsidiaries) existing on the Effective Date which are shown on the Perfection Certificate or Subsidiaries formed after the Effective Date for which Agent has provided consent pursuant to Section 7.7;

(b)	Investments consisting of Cash Equivalents;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;

(d)	Investments consisting of deposit accounts, Securities Accounts, or Commodity Accounts in which Agent, for the benefit of the Lenders, after the date set forth in Section 6.13(b), has a perfected security interest;

(e)	Investments approved by the Lenders in writing in connection with Transfers permitted by Section 7.1;

(f)	Investments consisting of the creation of a Subsidiary for the purpose of consummating a merger transaction permitted by Section 7.3 of this Agreement, which is otherwise a Permitted Investment;

(g)	Investments (i) by Borrower, any co-Borrower, or Subsidiary Guarantor in Foreign Subsidiaries which are not co-Borrowers or Guarantors not to exceed One Million Dollars ($1,000,000) in the aggregate in any fiscal year, (ii) by Subsidiaries that are not co-Borrowers or Guarantors hereunder in other Subsidiaries that are not co-Borrower or Guarantors hereunder or in Borrower, and (iii) by Borrower, any co-Borrower or Subsidiary Guarantor in any co-Borrower or Guarantor;

(h)	Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the Board;

(i)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(j)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided, however, that this paragraph (j) shall not apply to Investments of Borrower in any Subsidiary.

“Permitted Liens” mean:

(a)	Liens existing on the Effective Date which are shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents, including, without limitation, any liens on accounts receivable and other assets in connection with the Seaport SIBS Loans;

(b)	Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on Borrower’s Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)	purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Dollars ($1,000,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(g)	leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest therein;

(h)	non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(i)	Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Section 8; and

(j)	Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Agent has a first-priority perfected security interest in the amounts held in such deposit and/or securities accounts.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity, or government agency.

“PIK Interest” is defined in Section 2.3(d).

“Pro Rata Share” is, as of any date of determination, with respect to each Lender (a) with respect to the Term Loan Advance, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term Loan Advance held by such Lender by the aggregate outstanding principal amount of the Term Loan Advance, (b) with respect to the Term A Loans, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term A Loan held by such Lender by the aggregate outstanding principal amount of the Term A Loans and (c) with respect to the Term B Loans, a percentage (expressed as a decimal, rounded to the ninth decimal place) determined by dividing the outstanding principal amount of the Term B Loan held by such Lender by the aggregate outstanding principal amount of the Term B Loans.

“Quarterly Financial Statements” is defined in Section 6.2(a).

“Registered Organization” means an organization formed or organized solely under the law of a single State or the United States by the filing of a public organic record with, the issuance of a public organic record by, or the enactment of legislation by the State or the United States. The term includes a business trust that is formed or organized under the law of a single State if a statute of the State governing business trusts requires that the business trust’s organic record be filed with the State. “Registered Organization” has the meaning given to it in Section 9-102(a)(71) of the Uniform Commercial Code as in effect in the State of New York.

“Removal Effective Date” is defined in Section 10.1.

“Representatives” is defined in Section 13.9.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is the Chief Executive Officer of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in, or a fixed or floating charge over, Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.

“Revenue” means revenue (determined in accordance with GAAP) of Borrower, including, without limitation, the consolidated revenue of any Subsidiary of Borrower.

“Seaport SIBS Loans” is defined in the definition for “Permitted Indebtedness” above.

“SEC” shall mean the United States Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“SEC Reports” is defined in Section 6.2(a).

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Senior Working Capital Facility” is defined in clause (b) of the definition for Permitted Indebtedness.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Agent and the Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Agent and the Lenders, entered into between Agent, the Lenders, and any such other creditor), on terms acceptable to Agent and the Lenders.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company, or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Subsidiary Guarantor” is defined in the Preamble.

“Term Loan Advance” is defined in Section 2.2(a).

“Term A Loan” has the meaning set forth in Section 2.2(a).

“Term A Loan Commitment” means the aggregate value of New Loans made by the Noteholders (as defined therein) under the Exchange Agreement, which is $3,000,000.

“Term A Loan Final Payment” is a payment equal to all of Borrower’s outstanding Obligations as at the date thereof, due on the earliest to occur of (a) the Term A Loan Maturity Date, (b) the payment in full of the Term Loan Advance, or (c) as required by Section 2.2(d) or 2.2(f), or (d) the termination of this Agreement.

“Term A Loan Maturity Date” means the date which is thirty-six (36) months from the Effective Date of this Agreement as set forth in Section 2.2(c) or such earlier date on which the Commitments terminate pursuant to Section 8.

“Term B Loan” has the meaning set forth in Section 2.2(a).

“Term B Loan Commitment” means the aggregate value of New Loans made by the Senior Lender (as defined therein) under the Exchange Agreement, which is $14,296,910, plus the aggregate value of interim Credit Extensions extended to Borrower beginning on the date of this Agreement and up to and including the Effective Date, if any, and Agent shall cause Schedule 1.1 hereto to be updated to reflect the updated Term B Loan Commitment amount, as applicable.

“Term B Loan Final Payment” is a payment equal to substantially all of Borrower’s outstanding Obligations as at the date thereof, due on the earliest to occur of (a) the Term B Loan Maturity Date, (b) the payment in full of the Term Loan Advance, or (c) as required by Section 2.2(d) or 2.2(f), or (d) the termination of this Agreement.

“Term B Loan Maturity Date” means the date which is sixty (60) months from the Effective Date of this Agreement as set forth in Section 2.2(d) or such earlier date on which the Commitments terminate pursuant to Section 8.

“Term Loan Commitment” means, for any Lender, the obligation of such Lender to make a Term Loan Advance as and when available, up to the principal amount shown on Schedule 1.1. “Term Loan Commitments” means the aggregate amount of such commitments of all Lenders.

“Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.

“Term Loan Advance” is defined in Section 2.2(a).

“Term Loans” means the Term A Loan and the Term B Loan collectively.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

[ THIS SPACE INTENTIONALLY LEFT BLANK. SIGNATURE PAGES TO FOLLOW. ]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:
SCANTECH AI SYSTEMS INC.

By:	/s/ Karl Brenza
Karl Brenza
Chairman

SUBSIDIARY GUARANTOR:
SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	/s/ Dolan P. Falconer
Dolan P. Falconer
Chief Executive Officer

AGENT:
SEAPORT GROUP SIBS LLC, as Agent

By:	/s/ Stephen Smith
Stephen Smith
Managing Partner

[Signature Page to Credit & Security Agreement]

Acknowledged and agreed as at the Effective Date.

LENDER:

SEAPORT GROUP SIBS LLC, as Lender

By:	/s/ Stephen Smith
Stephen Smith
Managing Partner

Seaport Group SIBS LLC

ATTN: Salvatore Bonomo

360 Madison Avenue, 23rd Floor

New York, NY 10017

Email: operations@seaportglobalam.com

[Signature Page to Credit & Security Agreement]

Acknowledged and agreed as at the Effective Date.

LENDER:

STEELE INTERESTS SIBS LLC

By:	/s/ Christopher C. Mcgrew
Christopher C. Mcgrew
Managing Member

LENDER:

STEELE INTERESTS SIBS II LLC

By:	/s/ Christopher C. Mcgrew
Christopher C. Mcgrew
Managing Member

Steele Interests SIBS LLC,	LENDER:
Steele Interests SIBS II LLC,	STEELE INTERESTS SIBS III LLC

Steele Interests SIBS III LLC, and/or

Steele Interests SIBS IV LLC

ATTN: Christopher C. McGrew	By:	/s/ Christopher C. Mcgrew
1609 Main Street	Christopher C. Mcgrew
Suite 1001	Managing Member

Sarasota, FL 34236

with a copy to:

LENDER:
Purrington Moody Weil LLP	STEELE INTERESTS SIBS IV LLC
ATTN: William J. Carmody
245 E. Friendly Avenue

Suite 200	By:	/s/ Christopher C. Mcgrew
Greensboro, NC 27401	Christopher C. Mcgrew
Managing Member

[Signature Page to Credit & Security Agreement]

Execution Version

SCHEDULE 1.1

LENDERS AND COMMITMENTS

TERM A LOAN

Lender	Pro Rata Share	Amount
Steele Interests SIBS LLC	49.5983%	$1,487,949.70
Steele Interests SIBS II LLC	10.8278%	$324,834.09
Steele Interests SIBS III LLC	18.6168%	$558,505.06
Steele Interests SIBS IV LLC	20.9571%	$628,711.14
Term A Loan Totals:	100.0000%	$3,000,000.00

TERM B LOAN

Lender	Pro Rata Share	Amount
Seaport Group SIBS LLC	100.0000%	$14,296,909.87
Term B Loan Totals:	100.0000%	$14,296,909.87

Execution Version

EXHIBIT A

COLLATERAL DESCRIPTION

Subject to the limitations set forth in Section 4.4 of the Agreement, the Collateral consists of all of Borrower’s right, title, and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, certificates of deposit, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

All Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

The Collateral shall include all Intellectual Property, subject to the following provisions:

(a) For any Intellectual Property that is the subject of a registration or application with the United States Patent and Trademark Office or the United States Copyright Office, the security interest shall attach immediately upon such registration or application.

(b) For any Intellectual Property that is not the subject of a registration or application, the security interest shall attach immediately upon the creation of such Intellectual Property.

(c) Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property to the extent that, and solely for so long as, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from an application for a patent, trademark, or copyright. The foregoing provision shall not apply to any proceeds, products, substitutions or replacements of Intellectual Property (unless such proceeds, products, substitutions or replacements would otherwise constitute excluded property).

Notwithstanding the foregoing, the Collateral does not include:

(a) More than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

(b) Any interest of Borrower as a lessee or sublessee under a real property lease or an Equipment lease if Borrower is prohibited by the terms of such lease from granting a security interest in such lease or under which such an assignment or Lien would cause a default to occur under such lease; provided, however, that upon termination of such prohibition, such interest shall immediately become Collateral without any action by Borrower or the Lenders.

Execution Version

Pursuant to the terms of a certain negative pledge arrangement with Agent and the Lenders, Borrower has agreed not to encumber any of its Intellectual Property without Agent’s and the Lenders’ prior written consent.

Execution Version

EXHIBIT B

COMPLIANCE STATEMENT

[ FORM TO BE INSERTED ]

 Execution Version

EXHIBIT C

LOAN PAYMENT/ADVANCE REQUEST FORM

[ FORM TO BE INSERTED ]

Execution Version

EXHIBIT D

FORM OF DISBURSEMENT LETTER

[ FORM TO BE INSERTED ]